Exhibit 99.1

For Immediate Release

Patrick Industries, Inc. Completes Acquisition of Structural

Composites of Indiana, Inc.

ELKHART, IN – May 26, 2015 – Patrick Industries, Inc. (NASDAQ: PATK) (“Patrick” or the “Company”) announced today that it has completed the acquisition of the business and certain assets of Ligonier, Indiana-based Structural Composites of Indiana, Inc. (“SCI”). SCI is a fiberglass manufacturer of custom molded large front and rear caps and roofs, primarily to the recreational vehicle (“RV”) market, and specialty fiberglass components for the transportation, marine and other industrial markets. The Company projects SCI’s 2015 annual revenues to be approximately $18 million and expects the acquisition to be immediately accretive to 2015 net income per share.

“The acquisition of SCI, which is recognized in the RV industry as a premier high-quality manufacturer of large specialty fiberglass parts, is a great complement to our current fiberglass operations,” said Todd Cleveland, President and Chief Executive Officer of Patrick. “SCI has an excellent long-standing reputation for innovative high-quality, low-defect designs, customized engineered fiberglass components, and customer service. In addition, the acquisition of SCI will further enhance our position as an industry-leading supplier in the fiberglass and fiberglass components market, and afford us the opportunity to become a larger supplier to the RV, marine and other industrial markets as we continue to execute on our long-term strategic growth initiatives. Consistent with our previous acquisitions, we will support SCI with the financial and operational foundation that will allow it to preserve the entrepreneurial spirit that has been so important to its success.”

Ken Baranowski, Chief Executive Officer and Founder of SCI, said, “After my more than 40 years in the fiberglass business, SCI’s exceptional team and I are excited to partner with the Patrick organization, which shares our long-term vision to be a premier fiberglass manufacturer for the industries we serve, and whose strong focus on customer service, coupled with our operational expertise and attention to detail, will help further grow the SCI brand. Patrick is a natural fit for our operation as we are poised for growth and the additional manufacturing expertise and resources that Patrick brings can help propel SCI to the next level.”

The net purchase price for SCI of approximately $20 million was funded under the Company’s existing credit facility, and includes the acquisition of accounts receivable, inventory and fixed assets. Patrick will continue to operate the business on a stand-alone basis under the SCI brand name in its two existing facilities.

About Patrick Industries

Patrick Industries, Inc. (www.patrickind.com) is a major manufacturer of component products and distributor of building products serving the recreational vehicle, manufactured housing, kitchen cabinet, office and household furniture, fixtures and commercial furnishings, marine, and other industrial markets and operates coast-to-coast through locations in 10 states. Patrick’s major manufactured products include decorative vinyl and paper laminated panels, countertops, fabricated aluminum products, wrapped profile mouldings, slide-out trim and fascia, cabinet doors and components, hardwood furniture, fiberglass bath fixtures, fiberglass and plastic component products, interior passage doors, exterior graphics and RV painting, simulated wood and stone products, and slotwall panels and components. The Company also distributes drywall and drywall finishing products, electronics, wiring, electrical and plumbing products, cement siding, FRP products, interior passage doors, roofing products, laminate and ceramic flooring, shower doors, furniture, fireplaces and surrounds, interior and exterior lighting products, and other miscellaneous products.

Forward-Looking Statements

This press release contains certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. Potential factors that could impact results include: the impact of any economic downturns especially in the residential housing market, a decline in consumer confidence levels, pricing pressures due to competition, costs and availability of raw materials, availability of commercial credit, availability of retail and wholesale financing for residential and manufactured homes, availability and costs of labor, inventory levels of retailers and manufacturers, levels of repossessed residential and manufactured homes, the financial condition of our customers, retention and concentration of significant customers, the ability to generate cash flow or obtain financing to fund growth, future growth rates in the Company's core businesses, the seasonality and cyclicality in the industries to which our products are sold, the ability to effectively manage the costs and the implementation of the new enterprise resource management system, the successful integration of acquisitions, interest rates, oil and gasoline prices, adverse weather conditions impacting retail sales, and our ability to remain in compliance with our credit agreement covenants. In addition, national and regional economic conditions and consumer confidence may affect the retail sale of recreational vehicles and residential and manufactured homes. The Company does not undertake to update forward-looking statements, except as required by law. Further information regarding these and other risks, uncertainties and factors is contained in the section entitled "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2014, and in the Company's Form 10-Qs for subsequent quarterly periods, which are filed with the Securities and Exchange Commission ("SEC") and are available on the SEC's website at www.sec.gov.

Contact:

Julie Ann Kotowski

Patrick Industries, Inc.

574-294-7511 / kotowskj@patrickind.com